Exhibit 3.1

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

AMPLIPHI BIOSCIENCES CORPORATION
(a Washington corporation)

Pursuant to the provisions of the Washington Business Corporation Act, RCW 23B.10.020 and RCW 23B.10.060, the undersigned corporation hereby submits these Articles of Amendment for filing:

First: The name of the corporation is AmpliPhi Biosciences Corporation (the “Corporation”).

Second: This amendment to the Corporations Amended and Restated Articles of Incorporation (“Amended Articles”) was adopted by the Board of Directors of the Corporation on April 14, 2017.

Third: Effective as of the effective time of 5:00 p.m., Pacific time, on April 24, 2017 (the “Effective Time”), Article 4 of the Amended Articles be, and it hereby is, amended and restated in its entirety to read as follows:

ARTICLE 4. CAPITAL STOCK

4.1          Authorized Capital.

The total authorized stock of this corporation shall consist of 67,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share.

Effective as of the Effective Time, each ten (10) shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Corporation of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of pre-Reverse Split Common Stock, any shareholder who would otherwise be entitled to a fractional share of post-Reverse Split Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of post-Reverse Split Common Stock otherwise issuable to such shareholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of post-Reverse Split Common Stock to which such shareholder would otherwise be entitled multiplied by the average of the closing sales prices of a share of the Corporation’s Common Stock (as adjusted to give effect to the Reverse Split) on the NYSE MKT during regular trading hours for the five (5) consecutive trading days immediately preceding the date these Articles of Amendment are filed with the Secretary of State of the State of Washington. Each stock certificate that, immediately prior to the Effective Time, represented shares of pre-Reverse Split Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Corporation or the respective holders thereof, represent that number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined (as well as the right to receive cash in lieu of any fractional shares of post-Reverse Split Common Stock as set forth above; provided, however, that each holder of record of a certificate that represented shares of pre-Reverse Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Split, as well as any cash in lieu of fractional shares of post-Reverse Split Common Stock to which such holder may be entitled as set forth above. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Split Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

In Witness Whereof, AmpliPhi Biosciences Corporation has caused these Articles of Amendment to be executed by its duly authorized officer on April 21, 2017.

AMPLIPHI BIOSCIENCES CORPORATION

By:	/s/ M. Scott Salka
Name:	M. Scott Salka
Title:	Chief Executive Officer